United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report:  April 9, 2020
(Date of Earliest Event Reported)
REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)
(858) 284-5000
(Registrant’s telephone number, including area code)
N/A
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	O	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, Realty Income Corporation (the “Company”) is party to that certain Second Amended and Restated Credit Agreement, dated as of August 7, 2019, among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein (the “Credit Agreement”), which consists of a $3.0 billion unsecured revolving credit facility (the “Revolving Credit Facility”) and two $250 million unsecured term loans.
On April 9, 2020, the Company borrowed an additional $1.2 billion under the Revolving Credit Facility. As a result, as of April 9, 2020, the Company had approximately $1.8 billion of outstanding borrowings under the Revolving Credit Facility (including approximately £282.8 million of sterling-denominated borrowings), with approximately $1.2 billion of remaining borrowing capacity thereunder, subject to customary conditions, excluding the $1.0 billion accordion feature. Based on the Company’s investment grade credit ratings as of April 9, 2020, the interest rate under the Revolving Credit Facility was equal to LIBOR plus a spread of 0.775%, with a facility commitment fee of 0.125%, for all in drawn pricing of 0.90% over LIBOR.
The Company increased its borrowings under the Revolving Credit Facility as a precautionary measure in order to further strengthen its liquidity position and enhance its financial flexibility in light of the economic uncertainty and rapidly-evolving circumstances related to the COVID-19 pandemic. In accordance with the terms of the Credit Agreement, the proceeds from the Revolving Credit Facility borrowings may in the future be used for general working capital and other general corporate purposes permitted by the Credit Agreement.
The material terms of the Credit Agreement are described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2019, which description is incorporated by reference herein.
Item 7.01    Regulation of FD Disclosure.
On April 9, 2020, the Company issued a press release announcing the release date of the Company's earnings release for the first fiscal quarter of 2020, the Company's $1.2 billion draw on the Revolving Credit Facility, and the Company's withdrawal of its 2020 guidance, which was issued on February 19, 2020, given the economic uncertainty and rapidly-evolving circumstances related to the COVID-19 pandemic. A copy of this press release is furnished herewith as Exhibit 99.1.
The information in Item 7.01 of this Current Report on Form 8-K and the information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits
99.1 Press Release issued by Realty Income Corporation dated April 9, 2020
104 The Form 8-K cover page, formatted in Inline Extensible Business Reporting Language and included as Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2020	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary